Exhibit 10.19

STEMLINE THERAPEUTICS, INC.

Amended and Restated 2011 Employee Cash Bonus Plan

1. PURPOSE

The purpose of this Amended and Restated 2011 Employee Cash Bonus Plan (the “Plan”) is to further the profitability of Stemline Therapeutics, Inc. (the “Company”) to the benefit of the equity owners of the Company through promoting high levels of Company performance by including performance-based compensation as a component of a Plan participant’s annual compensation.  For the avoidance of doubt, the Plan amends and restates the Company’s 2011 Employee Cash Bonus Plan in its entirety.

2. ADMINISTRATION

Except as otherwise expressly provided herein, the Plan shall be administered by the Company’s Board of Directors (the “Board”).  The Board shall have exclusive power to determine the conditions (including performance requirements) to which the payment of the bonuses may be subject and to certify that performance goals are attained. Subject to the provisions of the Plan, the Board shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.  The Board may appoint one or more persons to be the administrator of the Plan (the “Administrator”), who shall, in addition to any duties specified herein, be responsible for record keeping with respect to the Plan, supporting the Board as they may require, and such other duties as the Board may determine from time to time.

3. PLAN TERM AND BONUS YEARS

The term of the Plan is one year, commencing January 1, 2011.  As used in the Plan the term “Bonus Year” shall mean a calendar year.

4. PARTICIPATION

Subject to the approval of the Board, each of the Company’s officers or other highly compensated employees listed on Schedule I shall participate in the Plan (the “Participants”).

5. ESTABLISHMENT OF INDIVIDUAL BONUS TARGETS AND PERFORMANCE CRITERIA

The Board shall approve the individual target amount of bonus (the “Bonus Target”) that may be awarded to each Participant. In no event shall the establishment of any Participant’s Bonus

Target give a Participant any right to be paid all or any part of such amount unless and until a bonus is actually awarded pursuant to Section 6.

The Board shall establish the performance criteria (the “Performance Criteria”) that will apply to the determination of the bonus of each Participant for that Bonus Year. The Bonus Targets and Performance Criteria shall be set forth annually on Schedules attached to this Plan from time to time. The Performance Criteria are to be established based on financial measurements, operational metrics, and such other criteria (whether objective or subjective) that the Board may determine to be appropriate for any Participant.

6. DETERMINATION OF BONUSES AND TIME OF PAYMENT

As soon as practicable after the end of each calendar year during the term of the Plan, the Board shall determine whether or not the Performance Criteria of each Participant have been attained and shall determine the amount of the bonus, if any, to be awarded to each Participant for such Bonus Year according to the terms of this Plan. Such bonus determinations shall be based on achievement of the Performance Criteria for such Bonus Year. The Board, or a compensation committee established by the Board, shall certify in writing that the Performance Criteria have been achieved to their satisfaction prior to payment of any bonus under the Plan.

Once the bonus is so determined for each Participant, it shall be paid as set forth on Schedule III attached hereto.  A Participant must be employed by the Company on the date of payment to be eligible for the payment of any Bonus.

7. MISCELLANEOUS

A. Government and Other Regulations. The obligation of the Company to make payment of bonuses shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

B. Tax Withholding. The Company or a subsidiary, as appropriate, shall have the right to deduct from all bonuses paid in cash any federal, state or local taxes required by law to be withheld with respect to such cash payments.

C. Claim to Bonuses and Employment Rights. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a subsidiary.

D. Nontransferability. A person’s rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant’s death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.

E. Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

F. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.

8. AMENDMENT AND TERMINATION

The Board may at any time terminate the Plan. The Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

Schedule I

Amended and Restated 2011 Employee Cash Bonus Plan

Participants and

Bonus Targets for 2011

Name	Total 2011 Bonus Target
(payable based on achievement of Performance Criteria set forth on Schedule II)

Ivan Bergstein	$107,192
Tom Cirrito	$53,596
Ken Hoberman	$45,940

Name	Total 2011 IPO Bonus
Ivan Bergstein	$96,472 for an IPO > $30MM
Tom Cirrito	$37,500
Ken Hoberman	$42,000
Eric Rowinsky	$100,000
John Cavan	$22,500
Mark Jacobson	$30,000
Chris Brooks	$30,000

Schedule II

Amended and Restated 2011 Employee Cash Bonus Plan

2011 Performance Criteria for Participants

•           Orphan drug designation for SL-401

•           Presentation of SL-701 data at American Society of Clinical Oncology (ASCO) conference

•           Presentation of SL-401 data at American Society of Hematology (ASH) conference

•           Issuance of key patent covering mAb-based therapeutics targeting CSCs

•           Formation of SL-701 SAB

•           Hiring of Chief Medical Officer

•           NYC biotechnology tax credit grant (>$200K)

Schedule III

Amended and Restated 2011 Employee Cash Bonus Plan
Payment Dates Pursuant to Section 6

Name	Payment Date
Ivan Bergstein	$57,192 payable upon closing of a Qualified Financing or Company Sale
Ivan Bergstein	$50,000 payable on the one-year anniversary of a Qualified Financing or Company Sale
Ivan Bergstein	$96,472 for an IPO > $30MM payable upon closing of an IPO
Tom Cirrito	$53,596 payable on the one-year anniversary of a Qualified Financing or Company Sale
Tom Cirrito	$37,500 payable on the one-year anniversary of an IPO
Ken Hoberman	$45,940 payable on the one-year anniversary of a Qualified Financing or Company Sale
Ken Hoberman	$42,000 payable on the one-year anniversary of an IPO
Eric Rowinsky	Pursuant to Dr. Rowinsky’s employment agreement with the Company
John Cavan	$22,500 payable on the one-year anniversary of an IPO
Mark Jacobson	$30,000 payable upon closing of an IPO
Chris Brooks	$30,000 payable upon closing of an IPO

“Company Sale” shall mean:

(a)                                  a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation (on a fully-diluted basis) continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)                                 the sale, lease, transfer, exclusive out-license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive out-license or other disposition is to a wholly owned subsidiary of the Company.

“Qualified Financing” shall mean a financing for capital raising purposes in which the aggregate proceeds to the Company from the sale of the Company’s securities equal or exceed $7,500,000.